Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Andrea Electronics Corporation on Form S-3 (333-114245, 333-69248, 333-51424, 333-83173, 333-61115), and Form S-8 (333-133090, 333-82738, 333-31946, 333-82375, 333-52129, 333-45421, 333-38609, 333-35687, 033-84092, 333-14385, 333-142548) of our report dated March 16, 2010 with respect to our audits of the consolidated financial statements of Andrea Electronics Corporation and Subsidiaries as of December 31, 2009 and 2008 and for the years then ended, which report is included in this Annual Report on Form 10-K of Andrea Electronics Corporation for the year ended December 31, 2009.

/s/ Marcum LLP

Marcum LLP
Melville, New York
March 16, 2010